Delaware
The First State

    I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND

CORRECT COPY OF THE CERTIFICATE OF INCORPORATION OF "TECHNICAL INDUSTRIES & ENERGY, CORP.",   FILED IN THIS OFFICE ON

THE TWENTY-NINTH DAY OF  NOVEMBER, A,D. 2006, AT 5:34 O'CLOCK P.M.

    A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

4258823 8100 061090607	/s/ Harriet Smith Windsor Harriet Smith Windsor, Secretary of State AUTHENTICATION: 5239191 DATE: 12-01-06

State of Delaware
Secretary, of State
Division of Corporations
Delivered 05:42 PM 11/29/2006
FILED 05:34 PM 11/29/2006
SRV 061090607 - 4258823 FILE

CERTIFICATE OF INCORPORATION

FIRST: The name of this corporation shall be: TECHNICAL INDUSTRIES & ENERGY CORP.

SECOND: Its registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle and its registered agent at such address is Corporation Service Company.

THIRD: The purpose or purposes of the corporation shall be:
To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which this corporation is authorized to issue is two hundred sixty million (260,000,000) shares, two hundred fifty million (250,000,000) of which are Common and ten million (10,000,000) of which are Preferred, all of which have a par value of $0.001.

FIF'TH: The name and address of the incorporator is as follows:

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, DE 19808

SIXTH: The Board of Directors shall have the power to adopt, amend or repeal the by-laws.

SEVENTH: No director shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law, (i) for breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

IN WITNESS WHEREOF, the undersigned, being the incorporator herein before named, has caused this Certificate of Incorporation to be executed, signed and acknowledged this 29th day of November, AD. 2006.

Corporation Service Company

By: /s/ T.G. Tayor, Jr
Name: T.G. Taylor, Jr
Assistant Secretary